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                         AGREEMENT AND PLAN OF EXCHANGE

                                 BY AND BETWEEN

                          CATALYST COMMUNICATIONS, INC.

                                       And

                  DNAPRINT GENOMICS, INC. AND ITS SHAREHOLDERS


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                              Dated: JULY 11, 2000



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                               TABLE OF CONTENTS

1.       Delivery of Shares of the Company      ..........................  1

2.       Consideration for Transfer of Shares    .........................  1

3.       Miscellaneous Provisions Relating to Delivery of
         `CLYC' Stock.             .......................................  1

4.       Access to Books and Records  ....................................  2

5.       Closing..........................................................  2

6.       Representations and Warranties of the Shareholders    ...........  2
         a.       Organization and Standing...............................  2
         b.       Subsidiaries, Etc.......................................  3
         c.       Capital Stock...........................................  3
         d.       Indebtedness............................................  3
         e.       Financial Statements....................................  3
         f.       Contracts and Other Commitments   ......................  3
         g.       Intellectual Property...................................  4
         h.       Assets..................................................  4
         i.       Insurance...............................................  5
         j.       Employees...............................................  5
         k.       Employee Benefit Plans..................................  6
         l.       ERISA...................................................  6
         m.       Litigation..............................................  7
         n.       Accounts Receivable ....................................  7
         o.       Inventories.............................................  7
         p.       Purchase Commitments and Outstanding Bids...............  7
         q.       Real Estate.............................................  8
         r.       Changes, Dividends, Etc.................................  8
         s.       Tax Returns and Liabilities.............................  8
         t.       Breaches of Contracts, Etc..............................  9
         u.       Title to Company Stock..................................  9
         v.       Conflict of Interests...................................  9
         w.       Disclosure..............................................  10

7.       Representations and Warranties of CATALYST COMMUNICATIONS, INC.... 10
         a.       Organization and Standing   ............................. 10
         b.       Capital Stock............................................ 10
         c.       Validity of Shares ...................................... 11
         d.       Changes, Dividends, Etc.  ............................... 11
         e.       Authorization of Agreement  ............................. 11
         f.       No Violation of Law, Etc................................. 11
         g.       Financial Statements..................................... 11
         h.       No Material Changes...................................... 11

8.       Conditions & Obligations of `CATALYST COMMUNICATIONS, INC.' ...... 12

9.       Conditions to Obligations of the Company and the Shareholders  ... 14

10.      Certain Covenants Prior to Closing      .......................... 16

11.      Survival of Representations and Warranties; Indemnification  ..... 17
         a.       Survival................................................. 17
         b.       Indemnification by Company and Shareholders  ............ 18
         c.       Indemnification by CLYC   ............................... 18
         d.       Procedure for Indemnification    ........................ 18
         e.       After - Tax Basis........................................ 19

12.      Investment Representation  ....................................... 20

13.      Further Assurances................................................ 21

14.      Expenses.......................................................... 21

15.      Employees of the Company    ...................................... 21

16.      Directors......................................................... 21

17.      Other Matters..................................................... 22
         a.       No Other Agreements  .................................... 22
         b.       Amendment................................................ 22
         c.       Notices.................................................. 22
         d.       Specific Performance..................................... 22
         e.       Assignment............................................... 22
         f.       Paragraphs and Other Headings     ....................... 22
         g.       Choice of Law............................................ 23
         h.       No Waiver................................................ 23
         i.       Severability............................................. 23
         j.       Counterparts............................................. 23

Exhibit "A"................................................................ 24

Exhibit "B"................................................................ 25

                         AGREEMENT AND PLAN OF EXCHANGE

         AGREEMENT AND PLAN OF EXCHANGE (the "Agreement"), dated as of July 11, 2000, between Catalyst Communications, Inc., a Utah Corporation ("CLYC") and DNAPrint genomics, Inc., a Florida Corporation (the "Company") and all of the Shareholders of the Company whose names appear in Exhibit "A" hereto ("Shareholders").

WITNESSED:

         WHEREAS, the Shareholders represent that they are the legal and beneficial owners of all of the outstanding shares of capital stock of the Company; and

         WHEREAS, the Shareholders desire to exchange one hundred percent (100%) of the capital stock of the Company for shares of Common Stock of `CLYC' and `CLYC' desires to effect such exchange and purchase, all on the terms and conditions hereinafter set forth in such a manner that the exchange will constitute a tax-free reorganization pursuant to the provisions of Section 368(1)(B) of the Internal Revenue Code of 1986, as amended.

         NOW THEREFORE, in consideration of the premises and the mutual agreements and undertakings hereinafter set forth, the parties do hereby adopt said plan of reorganization, and, in order to consummate said plan, do hereby agree as follows:

1. DELIVERY OF SHARES OF THE COMPANY. The Shareholders agree to transfer and deliver to `CLYC', and `CLYC' agrees to acquire one hundred percent (100%) of the capital stock of the Company from the Shareholders as set forth in Exhibit "A" attached hereto and by this reference made a part hereof.

2. CONSIDERATION FOR TRANSFER OF SHARES. Upon closing, CLYC agrees to issue two million five hundred sixty thousand (2,560,000) post-reverse shares of its common stock, and fund Company in accordance with Exhibit "C" hereto. Upon the terms and subject to the representations and conditions set forth in such Agreement, `CLYC' agrees to deliver said shares to the Shareholders upon finalization of this Agreement. In addition, three million eight hundred forty thousand (3,840,000) post-reverse shares (The "Escrowed Shares") of CLYC common stock will be held in escrow for five (5) years, and will be released to the Shareholders based upon the terms, conditions and achievements set forth in Exhibit "D" attached hereto. CLYC anticipates a 1 for 30 reverse split of its securities within the next twelve (12) months from the date of this Agreement.

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3.  MISCELLANEOUS  PROVISIONS  RELATING TO DELIVERY OF CLYC'S COMMON  STOCK.  No
fractional shares of Common Stock of CLYC will be delivered and the number of shares to be issued to any of the Shareholders will be rounded up to the nearest whole share if the Shareholder is entitled to receive one-half or more of a share and rounded down to the nearest whole share if the Shareholder is entitled to receive less than one-half of a share.

4. ACCESS TO BOOKS AND RECORDS. Except as hereinafter provided, `CLYC' and its officers, employees and agents, shall have full access at all reasonable times from and after the date hereof to the plants, facilities, books and records of the Company and the Company shall cooperate fully with `CLYC' to the end that it may become familiar with the properties and business of the Company. `CLYC' agrees to treat any information which is disclosed to `CLYC' by the Company and is proprietary or confidential to the Company, as confidential information, and in the event the Closing does not take place, all documents will be returned to the Company and `CLYC' will not make or retain copies of any documents or make use of any confidential information disclosed to it in the conduct of its business.

5. CLOSING. The Closing of the exchange provided for herein will take place at CLYC's office at 355 Interstate Blvd., Sarasota, Florida 34240 on July 11, 2000, such date being herein referred to as the "Closing Date". At the Closing, the Shareholders arranged to deliver to `CLYC' all certificates, assignments, and other instruments which may be necessary, desirable, or appropriate in order to transfer to `CLYC' all of the outstanding shares of capital stock of the
Company, all in form and substance reasonably satisfactory to counsel for `CLYC'. At such Closing, `CLYC' shall deliver to the Company certificates evidencing the shares of Common Stock of `CLYC' to be delivered to the
Shareholders pursuant to Paragraph 2 hereof, together with such other instruments which may be necessary, desirable, or appropriate to accomplish such transfers, all in form and substance satisfactory to the Shareholders.

6. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. The Shareholders jointly and severally represent and warrant to and agree with `CLYC' as follows:

     A. ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires it to be licensed or qualified to do business. The Company also delivered to `CLYC' a copy of its Articles of Incorporation and all amendments thereto, certified by the Secretary of State of the State of Florida, and a copy of its By-Laws as amended, certified by its Secretary, which documents are complete and correct as of the date of this Agreement.

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

     B. SUBSIDIARIES, ETC. The Company has no subsidiaries and is not party to any partnership, joint venture of similar agreement, except as disclosed in the schedule referred to in subparagraph (f) of Paragraph 6 hereof.

     C. CAPITAL STOCK. The authorized capital stock of the Company consists of 105,000 shares of Common Stock, par value $.001, of which 105,000 shares are issued and outstanding. All of said outstanding shares of the Company have been duly authorized and validly issued, are fully paid and non-assessable. There are no options, warrants or other agreements or commitments which are now or may in the future obligate the Company to issue or purchase any shares of its capital stock or other securities.

     D. INDEBTEDNESS. The Company has delivered to `CLYC' a schedule, as attached hereto (The "Indebtedness Schedule"), identified by reference to this subparagraph, listing all promissory notes payable by the Company, all agreements of the Company to borrow money from others, and all commitments by others to lend money to the Company. As to each note, obligation to borrow and loan commitment, such schedule accurately sets forth the interest rate, terms of payment of principal and interest, identity of security (if any) and any other material terms of such indebtedness. The Company is not in default in any respect under, and is not otherwise, in violation or contravention of, any of the terms or provisions of any note, loan agreement, agreement to borrow money from others or any commitment by others to lend money.

     E. FINANCIAL STATEMENTS. The Company has delivered to `CLYC' a balance sheet (the "Balance Sheet") of the Company as of December 31, 1999 (the "Balance Sheet Date"). All of such financial statements are complete and fairly present the financial position of the Company on the indicated dates and the results of its present financial position of the Company on the indicated dates and the results of its operations for the indicated periods. All of such statements have been prepared on the tax basis of accounting consistently applied. The Company has no liabilities, whether absolute, accrued, contingent or otherwise, other than (i) liabilities disclosed, (ii) incurred in "arms-length" transactions in the ordinary course of business since the Balance Sheet Date and (iii) liabilities disclosed in subparagraph (k) of this Paragraph 6 or the schedule referred to in subparagraph (f) of this paragraph 6.

     F. CONTRACTS AND OTHER COMMITMENTS. The Company has delivered to `CLYC' a complete and accurate schedule, identified by reference to this subparagraph, listing and briefly describing all Material Contracts. For this purpose, the term "Material Contracts" shall be defined to mean (i) all contracts and commitments out of the ordinary course of business; (ii)

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     all contracts and commitments  involving an obligation  which cannot or, in reasonable  probability,  will not be performed or terminated  within sixty
     (60) days from the date hereof;  (iii) all bonus,  incentive  compensation,
     pension,   group  insurance  or  employee   welfare  plans  of  any  nature
     whatsoever; (iv) all collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees; (v) employment contracts and other contracts, agreements or commitments to or with individual employees, agents or consultants extending for a period of more than three (3) months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereof; or (vi) all other contracts or commitments providing for payments based in any manner upon the sales, purchases or profits of the Company. There has not been any material default in any obligation to be performed by the Company under any material contract listed on the said schedule, and the Company has not waived any material right under any such material contract.

     G. INTELLECTUAL PROPERTY. The Company owns, or is licensed or otherwise has the full and exclusive rights to use, all patents, trademarks, trade names, copyrights, technology, know-how, processes, names and likenesses used in or necessary for the conduct of its business as heretofore conducted. The Company has delivered to `CLYC' a complete and accurate schedule identified by reference to this subparagraph, listing all domestic and foreign patents, patent applications, licenses, formulae, trademarks, trade names and copyrights owned or held by the Company and a summary of the terms of all agreements relating to technology, know-how or processes which the Company is licensed or authorized to use by others. Except as set forth in this schedule, the Company has the sole and exclusive right to use the patents, trademarks, trade names, copyright, technology, know-how, processes, names and likenesses referred to therein, and the consummation of the contemplated transactions will not alter or impair any such rights; no claims have been asserted by any person to the use of any such patents, trademarks, trade names, copyrights, technology, know-how, processes, names and likenesses or challenging or questioning the validity or effectiveness of any such licenses or agreements, and there is no valid basis for any such claim and the use of such patents, trademarks, trade names, copyrights, technology, know-how, processes, names and likenesses by the Company does not infringe on the rights of any person.

     H. ASSETS. The Company has delivered to `CLYC' a complete and accurate schedule, identified by reference to this subparagraph, containing (i) a complete legal description of all real property owned, leased or otherwise used or occupied by the Company, (ii) a list of all banks and other institutions in which the Company has any account or safe deposit showing the identifying numbers and names of the persons authorized to draw thereon or have access thereto, and (iii) a list of all capitalized machinery, tools, equipment owned, leased or otherwise used by the Company. Except as disclosed on the schedule referred to in subparagraph (f) of this Paragraph 6, except as disclosed in the schedule of assets supplied pursuant to this subparagraph, and except as acquired after the date hereon on terms approved by `CLYC', the Company and good and marketable title to all

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
     property and assets used in its business, including all property and assets reflected in the schedule referred to in this subparagraph and in the Balance Sheet and all properties and assets acquired after the Balance Sheet Date (other than assets disposed of since the Balance Sheet Date in the ordinary course of business), subject to no liens, mortgages, pledges, encumbrances or charges of any kind. The machinery, equipment and other facilities of the Company are in satisfactory operating condition and repair for the business now conducted by the Company. At the Closing, the Company will deliver to Buyer copies of all records, including all signatures or authorization cards, pertaining to such safe deposit boxes and bank accounts.

     I. INSURANCE. The Company has delivered to `CLYC' a complete and accurate schedule, identified by reference to this subparagraph, listing and briefly describing all policies of fire, liability, life, workmen's compensation and other insurance maintained by the Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or financed, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of the Company, will remain in full force and effect through the Closing Date without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the contemplated transactions. The schedule provided by the Company identifies all risks that have been designated as being self-insured. No insurance carrier has refused to insure any operations or property assets of the Company, nor has any insurance carrier, which has carried, or received any application for, any such insurance limited the coverage during the last three (3) years.

     J. EMPLOYEES. The Company has delivered to `CLYC' complete and accurate schedules, identified by reference to this subparagraph, listing each salaried employee of the Company, together with each employee who is paid on an hourly basis and showing their respective rates of compensation (including bonuses, if any) and fringe benefits (including vacation time accrued to the Balance Sheet Date). The Company has paid in full to its employees all wages, salaries, commissions, bonuses and other direct

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     compensation  for all  services  employed by them,  other than amounts that have not yet become payable in accordance with the Company's customary practices. Except as set forth in the schedule, the Company is not liable for any severance pay or other payments on account of termination of any former employee except as listed in this schedule, is in compliance with all applicable laws respecting employment and employment practices, and terms and conditions of employment and wages and hours.

     K. EMPLOYEE BENEFIT PLANS. Except as set forth in a complete and accurate schedule and identified by reference to this subparagraph delivered to `CLYC', the Company does not have, none of its employees are covered by, and the Company does not have any obligation with respect to, any bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, or any other employee benefit plan (as defined in subparagraph
     (1), whether formal or informal (collectively "Plans"). The schedule contains an accurate and complete description of, and sets forth the annual amount payable pursuant to, each of those Plans, and the Balance Sheets
     (which hereinafter shall refer to an unaudited balance sheet of the Company) reflect in the aggregate an accrual of all amounts accrued but unpaid under such Plans as of their respective dates. The Company has performed and complied with all of its obligations under or with respect to such Plans and such Plans have operated in accordance with their terms. The Company has no commitment, whether formal or informal and whether legally binding or not, to create any additional Plans.

     L. ERISA. The Company has delivered to `CLYC' a schedule of all Plans disclosed or required to be disclosed in subsection (k) above that are employee benefit plans and any related trust agreements (collectively, "Target Plans"). The schedule lists, and the Company shall provide `CLYC' with copies of, (a) the most recent Internal Revenue Section determination letter relating to each of the Target Plans (and none of the Target Plans has been amended or modified since the date of the determination letter relating to it and each of the Target Plans has been operated in accordance with the description contained in such determination letter), (b) the most recent annual report (Form 5500 Series) and accompanying schedules of each of the Target Plans filed with the Department of Labor pursuant to ERISA,
     (c) the most recent certified financial statements of each of the Target Plans as of the date thereof, and there have been no material changes in the assets or liabilities associated with such Target Plans since the date of such financial statements. The Company has delivered to `CLYC' copies of, and the schedule lists, all actuarial reports with respect to the Target Plans, which reports are complete and accurate. Except as set forth in the schedule, there are no accrued unpaid contributions to any of the Target Plans. The Target Plans have operated in accordance with the applicable requirements of ERISA and the Code. No reportable event (as defined in section 4043(e) of ERISA), prohibited transactions (as defined

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

     in section 406 of ERISA or section 4975 of the Code), accumulated funding deficiency (as defined in section 302 of ERISA) or plan termination (as defined in Title IV of ERISA or section 411(d) of the Code) has occurred with respect to any of the Target Plans. Except as set forth in the schedule, no filing, application or other matters with respect to any of the Target Plans is pending with the Internal Revenue Service, Pension Benefit Guaranty corporation, United States Department of Labor or other governmental body, none of the Target Plans has been terminated, the Pension Benefit Guaranty Corporation has not taken any action to terminate any of the Target Plans and no trustee has been appointed by any court to administer any of the Target Plans. None of the Target Plans has been amended since the date of the Balance Sheets or will be amended prior to the Closing Date.

     M. LITIGATION. Except as identified in a complete and accurate schedule, identified by reference to this subparagraph and delivered to `CLYC', the Company is not engaged in or threatened with any legal action or other proceeding before any court or administrative agency. The Company has not violated any laws, regulations or order applicable to its business or activities, and the conduct of the present business of the Company at the present location is in conformity with all zoning and building code requirements.

     N. ACCOUNTS RECEIVABLE. All accounts receivable of the Company, whether or not reflected in the Balance Sheets or the Interim Balance Sheet, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Balance Sheets or the Interim Balance Sheet (which reserves are adequate and were calculated consistent with past practice). Subject to such reserves, each of the accounts receivable has been collected in full or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable.

     O. INVENTORIES. All inventory of the Company, whether or not reflected in the Balance Sheets or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheets or the Interim Balance Sheet. All inventories not written off have been recorded at the lower of average cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Company. All work in process and finished goods inventory is free from any defect or other deficiency.

     P. PURCHASE COMMITMENTS AND OUTSTANDING BIDS. No purchase commitment of the Company is in excess of normal, ordinary and usual requirements of its business, or was made at any price in excess of the then current market price, or contains terms and conditions more onerous than those usually and customary in the industry. In the aggregate, the outstanding bids, sales proposals, contracts or unfilled orders of the Company (i) will not (based

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     on  today's  costs and  reasonably  foreseeable  increases  in such  costs)
     require the Company to supply goods or services at cost to the Company in excess of the revenues to be received therefrom, and (ii) quote prices which include a mark-up over reasonably estimated costs consistent with past mark-ups on similar business.

     Q. REAL ESTATE. The Company shall have delivered to `CLYC' a schedule identified by reference to this subparagraph listing all contracts or commitments affecting ownership of, title to, use of, or any interest in real estate. All such leases of real property are valid, binding, and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Company, and all lessors under such leases have consented (where such consent is necessary) to the consummation of the contemplated transactions without requiring modification in the rights or obligations of the lessee under such leases and all such consents are listed in the schedule provided to `CLYC'. The Company has delivered executed counterpart copies of all consents referred to in the preceding sentence to `CLYC'.

     R. CHANGES, DIVIDENDS, ETC. Since the Balance Sheet Date there has been no material adverse change in the condition (financial or otherwise), physical assets, capitalization or business of the Company, no dividend or other distribution declared, paid or made on any of the shares of the Company's capital stock, no direct or indirect redemption, purchase or other acquisition by the Company of any shares of its capital stock, no damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of the Company, no increase in the rate of compensation payable or to become payable to any officer or other employee of the Company (except as disclosed in the schedule referred to in subparagraph (j) of the Paragraph 6 or approved in writing by `CLYC', no significant labor disturbances, and no other event or condition which materially and adversely affects the business of the Company. Since the Balance Sheet Date, the business of the Company has been conducted diligently and in the ordinary course; the Company has not sold or transferred any of its property or assets except in the ordinary course of business, and no contracts have been entered into by the Company except in the ordinary course of business or with the written approval of `CLYC'.

     S. TAX RETURNS AND LIABILITIES. The Company has filed on a timely basis all tax returns that are or were required to be filed pursuant to the laws, regulations or administrative requirements of each governmental body with taxing power of it or its assets. The Company has delivered to `CLYC' all such Tax Returns filed since the Company's inception. The Company has paid, all Taxes that have or may have become due pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are set forth in a schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with the tax basis of accounting consistently applied) have been provided for in the Balance Sheets and Interim Balance Sheets.

     T. BREACHES OF CONTRACTS, ETC. Neither the execution nor the delivery of this Agreement by the Company, nor the performance of any of its obligations hereunder, will result in a breach or violation of any term or provision of or constitute a default under any indenture, mortgage or other agreement or instrument to which the Company is a party. Neither the execution nor the delivery of this Agreement by the Shareholders, nor the performance of any of their obligations hereunder, will result in a breach or violation of any term or provision of or constitute a default under any indenture, mortgage, or other agreement which any of them is bound, or any law or order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court having jurisdiction over the Shareholders or any of their assets or rights, or results in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever on any of such assets or rights.

     U. TITLE TO COMPANY STOCK. Each of the Shareholders represents and warrants for themselves and not for the others; that this Agreement has been duly executed and delivered by the Shareholder(s) and is, as to themselves, a valid agreement binding upon them in accordance with its terms; that he individually has valid title to the shares of capital stock of the Company set forth opposite their name in Exhibit "A" hereto, with full right, power and authority to transfer, sell and deliver such shares pursuant to this Agreement; and that, upon delivery of their shares pursuant to this Agreement, `CLYC' will receive valid and marketable title to their shares, free and clear of all voting or other trust arrangements, liens, encumbrances, restrictions, and adverse claims, whether existing or contingent.

     V. CONFLICT OF INTERESTS. Neither the Company nor any of its affiliates (as this term is defined in the Securities Act of 1933 [the "1933 Act"] and in the rules and regulations promulgated by the Securities and Exchange Commission ["SEC"] thereunder) has, either directly or indirectly, (i) an interest in any corporation, partnership, proprietorship, association or other person or entity which produces or sells those products and services which are produced or sold by the Company, or (ii) a beneficial interest in any contract or agreement to which the Company is a party or by which the Company may be bound. For the purpose of this subparagraph, there shall be disregarded any interest which arises solely from the ownership of less than a five percent (5%) equity interest in a corporation which has a class of securities regularly traded on any securities exchange or in the over-the-counter market, or quoted on any inter dealer quotation system.

     W. DISCLOSURE. No representations or warranties by the Shareholders or the Company in this Agreement and no statement contained in any document (including, without limitation, financial statements, the schedules), certificate, or other writing furnished or to be furnished to `CLYC' or any of its representatives pursuant to the provisions hereof or in connection with the contemplated transactions, contains or will contain any untrue statement of material fact or omits or will not state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading. Documents delivered or to be delivered to `CLYC' pursuant to this Agreement are or will be true and complete copies of what they purport to be. There is no fact known to the officers, directors or employees of the Company unknown to `CLYC' on the date of this Agreement that may affect or does affect in a materially adverse manner CLYC's ability to conduct the business of the Company substantially as conducted prior to such date.

7. REPRESENTATIONS AND WARRANTIES OF CLYC. CLYC represents and warrants to and agrees with the Company as follows:

     A. ORGANIZATION AND STANDING. CLYC is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires it to be licensed or qualified to do business.

     B. CAPITAL STOCK. The authorized capital stock of `CLYC' consists of two hundred million (200,000,000) shares of Common Stock, $0.01 par value, one hundred ninety-two million three hundred sixty thousand nine hundred eighty-six (192,360,986) shares of Common Stock are presently issued and outstanding. All of said outstanding shares are validly issued, fully paid and non-assessable. CLYC is filing the necessary paperwork to increase the authorized capital stock of `CLYC' to five hundred million (500,000,000) shares of Common Stock.

     C. VALIDITY OF SHARES. The shares of Common Stock to be delivered by CLYC pursuant to this Agreement will, when so delivered, be validly issued and outstanding, fully paid and non-assessable.

     D. CHANGES, DIVIDENDS, ETC. Prior to the Closing hereunder, `CLYC' will not split, combine or otherwise change or reclassify its outstanding Common Stock or declare or distribute any cash or stock dividend upon such Common Stock.

     E. AUTHORIZATION OF AGREEMENT. CLYC's Board of Directors has duly authorized the execution, delivery and performance of this Agreement by CLYC has been duly authorized by CLYC's Board of Directors, and will not result in any breach of or violate or constitute a default under its Articles of Incorporation or By-Laws or any indenture, mortgage or other agreement or instrument to which it is a party.

     F. NO VIOLATION OF LAW, ETC. Neither the execution, nor the delivery of this Agreement by CLYC, nor the performance of any of its obligations hereunder will result in a breach or violation of any law, order, rule, regulation, writ, injunction or decree or any governmental instrumentality or court having jurisdiction over CLYC or any of its assets or rights, or result in the creation or imposition of any lien, charge or encumbrance of any kind whatever on any of such assets or rights.

     G. FINANCIAL STATEMENTS. `CLYC" has delivered to the Company its initial balance sheet as of May 1, 2000, and the related statement of shareholder equity. Such financial statements have been initialed by officers of `CLYC' and the Company for identification. Such financial statements are complete, have been prepared in accordance with the tax basis of accounting consistently applied and fairly present the consolidated financial position of `CLYC' at such date, and the results of its operations for the period therein specified.

     H. NO MATERIAL CHANGES. Since July 1, 2000, there has been no material change in the condition (financial or otherwise), assets, liabilities, capitalization or business of `CLYC', which have not been disclosed to the Company.

8. CONDITIONS AND OBLIGATIONS OF CLYC. The obligations of `CLYC' under this Agreement are of the following conditions precedent:

     a. All representations and warranties of the Shareholders and the Company contained herein and in any certificate or other investment delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, shall be true on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

     b. The Shareholders and the Company shall have performed and complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by them, respectively, on or before the Closing Date.

     c. The Directors of the Company shall have taken all necessary action to authorize the execution and performance of this Agreement, and the Company shall have delivered to `CLYC' true and complete copies, certified by the Secretary, of Resolutions of its Board of Directors evidencing such action.

     d. The Shares of CLYC's Common Stock, $0.01 par value, which are to be delivered within thirty (30) days from the Closing Date to the Shareholders in accordance with the terms hereof shall have been listed or authorized to be listed on the Exhibit "B".

     e. The Shareholders and the Company shall have delivered to `CLYC' such certificates dated as of the Closing Date. Certifying in such detail as `CLYC' may reasonably request to the fulfillment of the conditions specified in this Paragraph 8. No legend or other reference to any purported encumbrance shall appear on any certificate. The delivery of certificates to `CLYC' provided in Paragraph 2 will result in CLYC's immediate acquisition of record and beneficial ownership of the Shares, free and clear of all encumbrances (which term shall be hereinafter defined as any security interest, mortgage, lien charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership).

     f. Upon request, The Company shall have delivered to `CLYC' an opinion of its counsel for the Shareholders and the Company, dated as of the Closing Date, to the effect that:

          i. The Company is duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to enter into and perform its obligations under this Agreement, to own and hold its properties owned and leased and to carry on the business in which it is engaged, and is legally qualified to do business as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary.

          ii. The execution, delivery and performance of this Agreement and the instruments executed and delivered to `CLYC' pursuant to this Agreement by the Company, have been duly and validly authorized and approved (as required by law and the terms of this Agreement) by the Company's Board of Directors and this Agreement and such instruments have been duly executed and delivered by the Company and the Shareholders and constitute the valid and binding obligation of the Company and the Shareholders, respectively, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency and other laws affecting the enforcement or creditor's rights.

          iii. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, the Company's Articles of Incorporation or By-Laws, or, to the knowledge of such counsel, any term or provision of any indenture, mortgage, deed of trust, lease, loan agreement, security agreement, or other agreement, instrument, commitment or arrangement, to which the Company or any of its Shareholders is a party or by which the Company or any of the Shareholders is bound or to which any of the Company's properties is subject.

          iv. The Company is authorized by its Articles of Incorporation to issue 105,000 shares of capital stock, all of which are duly authorized, validly issued and outstanding, fully paid or non-assessable, and the issuance and sale of such shares did not to the knowledge of such counsel violate the 1933 Act or the rules and regulations of the SEC thereunder or any applicable state securities or Blue Sky Laws. The Company has no other authorized or outstanding series or class of capital stock or other securities, or outstanding options, warrants or other rights to acquire securities of the Company. The Shareholders are the record and beneficial owners of the respective number of shares of the Company's capital stock set forth opposite their names in Exhibit "A" hereto.

          v. Insofar as is known to such counsel, all assignments, powers and other documents necessary to effect the transfer and delivery of the outstanding shares of capital stock of the Company to `CLYC' as provided for herein have been duly executed and delivered by the Shareholders and are adequate to transfer to `CLYC' valid and marketable title to said shares.

          vi. Such counsel has no knowledge of any litigation, proceeding or governmental investigation or labor dispute or labor trouble, pending or threatened against the Company, except matters specifically mentioned in the schedule required by subparagraph (m) of Paragraph 6 above.

In rendering such opinion, such counsel may rely on certificates of public officials and upon certificates of officers of the Company and the Shareholders and upon opinions of counsel retained by the Company or the Shareholders in States other than California, copies of which certificates and opinion shall be furnished to `CLYC'.

     g. No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

     h. All corporate and other proceedings and action taken in connection with the transactions contemplated by this Agreement and all certificates, opinions, agreements, instruments, and documents mentioned in this Paragraph 8 or incident to any such transaction shall be reasonably satisfactory in form and substance to `CLYC'.

The conditions contained in this Paragraph 8 are included herein for the benefit of `CLYC' and, without constituting a waiver of any of its rights hereunder, may be waived, in whole or in part, by `CLYC'.

9. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS. The Company and the Shareholders under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions:

     a. All representations and warranties of `CLYC' contained herein and in any certificate or other instrument delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, shall be true on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

     b. `CLYC' shall have performed and complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by it on or before the Closing Date.

     c. `CLYC' shall have delivered to the Shareholders a certificate of its President or a Vice President and its Secretary or an Assistant Secretary, dated as of the Closing Date, certifying in such detail as the Shareholders may reasonably request to the fulfillment of the conditions specified in this Paragraph 9.

     d. The Shares of CLYC's Common Stock, $0.01 par value, which are to be issued to the Shareholders within thirty (30) days from the Closing Date in accordance with the terms hereof shall have been listed or authorized for listing on the Exhibit "B".

     e. The Board of Directors of `CLYC' shall have taken all necessary action to authorize the execution and performance of this Agreement, including the delivery of shares of Common Stock of `CLYC' to the Shareholders in accordance with this Agreement, and `CLYC' shall have delivered to the Shareholders true and complete copies certified by its Secretary or Assistant Secretary, of Resolutions of its Board of Directors evidencing such action.

     f. `CLYC' shall represent to the Shareholders that:

          i. `CLYC' is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with an authorized capitalization as set forth in subparagraph (b) of Paragraph 7 of this Agreement, with full corporate power and authority to enter into and perform its obligations under this Agreement, to own and hold its properties owned and leased and to carry on the business in which it is engaged.

          ii. The Execution, delivery and performance of this Agreement by `CLYC' have been duly and validly authorized and approved (as required by law and by the terms of this Agreement) by CLYC's Board of Directors and this Agreement has been duly executed and delivered by `CLYC' and constitutes the valid and binding obligation of `CLYC' in accordance with its terms, except as limited by bankruptcy, insolvency, and other laws affecting the enforcement of creditors' rights.

          iii. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of `CLYC' or, to the knowledge of such counsel, any statue, law, order, rule or regulation of any court of governmental agency or body having jurisdiction over `CLYC' or any of its activities or properties or, to the knowledge of such counsel, any term or provision of any indenture, mortgage, security agreement, or other agreement, instrument, commitment or arrangement, to which `CLYC' is a party or by which it is bound or to which its property is subject.

          iv. The shares of `CLYC' to be delivered to the Shareholders within thirty (30) days from the Closing Date pursuant to Paragraph 2 hereof, have been duly authorized and upon such delivery will be validly issued, fully paid, non-assessable and listed or authorized for listing on the Exhibit "B".

     g. No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

     h. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates opinions, agreements, instruments and documents mentioned in this Paragraph 9 or incident to any such transaction shall be satisfactory in form and substance to the Shareholders and their counsel.

The conditions contained in this Paragraph 9 are included herein for the benefit of the Shareholders and, without constituting a waiver of any of its rights hereunder, may be waived, in whole or in part, by the Shareholders.

10. CERTAIN COVENANTS PRIOR TO CLOSING.

     a. The Shareholders will use their best efforts, and take such other action as may be necessary, to fulfill all of the conditions contained in Paragraph 8 hereof and to authorize and consummate, and cause the Company to authorize and consummate, all of the transactions herein contemplated.

     b. `CLYC' will use its best efforts, and take such other action as may be necessary, to fulfill all of the conditions contained in Paragraph 9 hereof and to authorize and consummate all of the transactions herein contemplated.

     c. Between the date of this Agreement and the Closing Date, the Company and Shareholders shall (a) give `CLYC' and its authorized representatives full access to all offices, warehouses and other facilities and properties of the Company and to the books and records of the Company (and permit `CLYC' to make copies thereof), (b) permit `CLYC' to make inspections thereof, and
     (c) cause its officers and its advisors (including, without limitation, its auditors, attorneys, financial advisors and other consultants, agents and advisors) to furnish `CLYC' with such financial and operating data and other information with respect to the business and properties of the Company, and to discuss with `CLYC' and its authorized representatives the affairs of the Company, all as `CLYC' may from time to time reasonably request.

     d. Between the date of this Agreement and the Closing Date, the Company and Shareholders shall give notice to `CLYC' promptly upon the Company or Shareholders becoming aware of (a) any inaccuracy of a representation or warranty set forth in any schedule or (b) any event or state of facts that, if it had occurred or existed on or prior to the date of this Agreement, would have caused any such representation and warranty to be inaccurate, any such notice to describe such inaccuracy, event or state of facts in reasonable detail.

     e. Between the date of this Agreement and the Closing Date, the Company and Shareholders shall cause (a) copies of all reports and other documents given to the members of the Board of Directors (or any committee thereof) of the Company to be delivered to `CLYC' at the same time and (b) copies of the minutes of all meetings of, and actions taken without a meeting by, the Board of Directors (or any committee thereof) of the Company to be delivered to `CLYC' promptly after the preparation thereof. Between the date of this Agreement and the Closing, the Company and Shareholders shall give `CLYC' at least three (3) days prior notice of any meeting of or action to be taken without a meeting by, the Board of Directors or committee thereof, of the Company and shall cause the Company to permit one individual designated by `CLYC' to attend each such meeting as an observer.

     f. Between the date of this Agreement and the Closing Date, `CLYC', the Company and Shareholders shall discuss and coordinate with respect to any public filing or announcement concerning any of the contemplated transactions.

     g. `CLYC' and Shareholders shall cause the Company to, (a) file with applicable regulatory authorities the applications and related documents required to be filed by them (and prosecute diligently and related proceedings) in order to consummate the contemplated transactions and (b) cooperate with the others as they may reasonably request in connection with the following.

11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.


     A. SURVIVAL. All representations, warranties and agreements contained in this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto; however, a party shall have no liability with respect to a representation and warranty, or an agreement to be performed or complied with prior to the Closing Date, to the extent that the inaccuracy of such representation and warranty or the failure to perform and comply with such agreement was not intentional and was disclosed in a schedule delivered pursuant to this Agreement.

     B. INDEMNIFICATION BY COMPANY AND SHAREHOLDERS. The Company and Shareholders, jointly and severally, shall indemnify and hold harmless `CLYC', and shall reimburse `CLYC' for any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees) or diminution of value (collectively "Damages") arising from or in connection with, (a) any inaccuracy in any of the representations and warranties of the Company or Shareholders in this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (b) any failure by the Company or Shareholders to perform or comply with any agreement in this Agreement, (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Company or any Shareholder (or any person acting on their behalf) in connection with any of the contemplated transactions.

     C. INDEMNIFICATION BY `CLYC'. `CLYC' shall indemnify and hold harmless the Company and Shareholders, and shall reimburse the Company and Shareholders for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of `CLYC' in this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (b) any failure by `CLYC' to perform or comply with any agreement in this Agreement, or (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with `CLYC' (or any person acting on its behalf) in connection with any of the contemplated transactions without having been discussed by the Company.

     D. PROCEDURE FOR INDEMNIFICATION. Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent, which shall not be unreasonably withheld unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent, which shall not be unreasonably withheld. If notice is given to an indemnifying party of the commencement of any action and it does not, within ten (10) days after indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may adversely affect it other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent, which shall not be unreasonably withheld.

     E. AFTER-TAX BASIS. In determining the Damages suffered by any person, the amount thereof shall be reduced by any tax benefit realized by such person as a result of the incidence of such Damages. Any payment required by this Paragraph 11 (for indemnification or otherwise) in respect of the Damages suffered by any person shall be in an amount that after deducting any tax cost incurred by the person receiving that payment equal the amount required to be paid as determined under the applicable provisions (other than this sentence) of this Paragraph 11. The tax benefit realized by a person by reason of any payment or other matter shall be the amount by which (a) the aggregate federal and state income and franchise taxes that would have been, but for such payment or other matter, payable by such person for the fiscal year, if any, in which such payment or other matter is taken into account ("but-for tax") exceeds (b) the aggregate federal and state income and franchise taxes actually payable by such person for such fiscal year ("actual tax") and the tax cost of any payment shall be the amount by which the actual tax exceeds but-for tax.

     f. Notwithstanding anything above contained to the contrary in Paragraph 11, (i) none of the provisions of this Paragraph 11 shall apply to any liability (whether by `CLYC' to one or more of the Shareholders or by one or more the Shareholders to `CLYC') arising out of or by virtue of the Provisions of Paragraph 12 below or any violation of the provisions of Paragraph 12, and (ii) the provisions of said Paragraph 12 shall survive the Closing Date.

12. INVESTMENT REPRESENTATION. Each of the Shareholders acknowledges his/her understanding that the shares of CLYC's Common Stock to be delivered to the Shareholders pursuant to this Agreement will not be registered pursuant to the 1933 Act and each of the Shareholders further represents to and agrees with `CLYC' as follows:

     a. He/she is acquiring the shares of CLYC's Common Stock pursuant to this Agreement for his/her own private personal investment account and with no present intention of reselling or distributing such shares or any portion thereof to others.

     b. They fully comprehend that in connection with the issuance of shares of CLYC's Common Stock pursuant to this Agreement, `CLYC' is relying to a material degree on the representations, warranties and covenants contained herein, and with such realization he/she authorizes `CLYC' to act as it may see fit in full reliance hereon.

     c. He/she agrees that none of such shares will be transferred or distributed unless (i) they are covered by an effective Registration Statement prepared in accordance with the 1933 Act and are distributed in a manner complying with the 1933 Act and with the Rules and Regulations promulgated thereunder; or (ii) they may be transferred in accordance with Rule 144 of the Rules and Regulations pursuant to the 1933 Act (or such similar Rule as may be applicable to such shares at the time of transfer) so long as such transfer strictly complies with said Rule 144 and with such procedures as `CLYC' may reasonably establish in connection therewith; or
     (iii) there is first delivered to `CLYC' the written legal opinion of legal counsel in form and substance reasonably satisfactory to CLYC's legal counsel or a "no action letter" from SEC indicating that any of the provisions of the 1933 Act and the Rules and Regulations promulgated thereunder. In the event such legal opinion is based upon the exemption now contained in Section 4(2) of the 1933 Act, the person acquiring shares or some portion thereof shall execute and deliver to `CLYC' a letter agreement complying with the 1933 Act and the Rules and Regulations promulgated thereunder.

     d. He/she hereby agrees that the certificate(s) representing such shares may bear a legend, as set forth below, setting forth the restrictions upon transfer which are contained in the foregoing subparagraph (c) and that `CLYC' may deliver to its transfer agents a "stop transfer order" directing the transfer agents not to effect any transfer of such shares without having received the permission of `CLYC' and evidence of compliance with applicable provisions of the 1933 Act and the terms of this Agreement.

                  The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of `CLYC'.

     e. He/she hereby agrees that to indemnify `CLYC' against and hold it harmless from all losses, liabilities, costs and expenses (including reasonable attorneys' fees) which shall arise as a result of a sale or distribution by him/her of such shares or any portion thereof in violation of the 1933 Act or the terms of this Agreement.

13. FURTHER ASSURANCES.

     a. At the request of `CLYC', and without further consideration, the Company and Shareholders will execute and deliver such additional instruments of transfer and will take such other action as `CLYC' reasonably may request in order more effectively to transfer to `CLYC' full ownership and control of the Company.

     b. At the request of one or more of the Shareholders, and without further consideration, `CLYC' will execute and deliver such additional instruments and will take such other actions as Shareholders may reasonably request in order more effectively to carry out the transaction contemplated hereby.

14.  EXPENSES.  CLYC  shall  bear  the  expenses  incident  to the  preparation,
negotiation   and  delivery  of  this  Agreement  and  the  performance  of  its obligations hereunder.

15. EMPLOYEES OF THE COMPANY. `CLYC' agrees to maintain the employment of all of the company's employees in their present positions, with the same salary and seniority.

16. DIRECTORS. One (1) seat on the Board of Directors of `CLYC' may be made available to the Company. Should one seat be made available to Company, CLYC shall select one person to serve CLYC, under its by-laws, as a Board of Director.

17. OTHER MATTERS.


     A. NO OTHER AGREEMENTS. All terms and conditions of this Agreement are set forth herein, and there are no warranties, agreements or understandings, express or implied, except those expressly set forth herein.

     B. AMENDMENT. This Agreement may be amended only by a written instrument executed on behalf of CLYC, the Company and the Shareholders.

     C. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be deemed properly given if personally delivered or deposited in the United States mail, registered or certified and postage prepaid, addressed to the Company or the Shareholders at 1748 Independence Blvd., Suite D1, Sarasota, Florida 34234, or at such other addresses as may from time to time be designated by the respective parties in writing.

     D. SPECIFIC PERFORMANCE. The parties acknowledge that the subject matter of this Agreement (i.e., the business and assets of the Company) is unique and that no adequate remedy of law would be available for breach of this Agreement. Accordingly, each party agrees that the other parties will be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement (without any bond or other security being required) and each party waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law.

     E. ASSIGNMENT. Except as specifically permitted by the terms of this Agreement, neither this Agreement nor any right created hereby shall be assignable by CLYC. The Company or the Shareholders (or their respective successors in interest) without the prior written consent of all other parties hereto and any such attempted assignment shall be void. Nothing in this agreement, expressed or implied, is intended to convert upon any person, other than the parties hereto; any rights or remedies under or by reason of this Agreement. Notwithstanding any other provisions herein to the contrary, the right of each of the Shareholders to receive shares of CLYC's Common Stock pursuant to Paragraph 2 hereof shall not be assignable except upon the death of such Shareholder by testamentary disposition or the law of intestate succession.

     F. PARAGRAPHS AND OTHER HEADINGS. Paragraphs or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     G. CHOICE OF LAW. It is the intention of the parties that the laws of the State of Florida should govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

     H. NO WAIVER. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     I. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     J.   COUNTERPARTS.   This   Agreement  may  be  executed  in  one  or  more
     counterparts, each of which shall be deemed an original, but all shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                        DNAPRINT GENOMICS, INC.


                                        -------------------------------------


                                        -------------------------------------
                                        CHIEF SCIENTIFIC OFFICER

                                        CATALYST COMMUNICATIONS, INC.

                                        -------------------------------------


                                        -------------------------------------
                                        CHAIRMAN

                                E X H I B I T "A"

                  List of DNAPrint genomics, Inc. Shareholders

                            OUTSTANDING NUMBER OF
SHAREHOLDER NAME           DNAPRINT GENOMICS, INC.  SHARES

Tony Frudakis                               27,500
George Frudakis                             27,500
Carl Smith, III                             50,000




Total Shares                               105,000



Percentages                                 100%

                                E X H I B I T "B"

SECTION I.

     Issuance of 2,560,000 post-reverse shares of CLYC common stock to DNAPrint genomics, Inc. shareholders at closing will be as follows:

         SHAREHOLDER NAME                            NUMBER OF `CLYC' SHARES

         _Tony Frudakis___________________           _____670,476____________

         _George Frudakis_________________           _____670,476____________

         _Carl Smith, III_________________           _____1,219,048___________


         Total Shares                                ____2,560,000____

SECTION II.

OPERATION OF THE PORTFOLIO OF ESCROWED SHARES

     The three million eight hundred forty thousand (3,840,000) post-reverse shares of CLYC common stock held in escrow will be released to the Shareholders according to the terms, conditions and achievements set forth in Exhibit "D" attached hereto.

     The shares shall be issued to the below listed shareholders in the following percentages:

         SHAREHOLDER NAME                                     PERCENTAGE

         _TONY FRUDAKIS__________________            _________26.2%__________

         _GEORGE FRUDAKIS________________            _________26.2%__________

         _CARL SMITH, III___________________         _________47.6%__________

                                   EXHIBIT "C"

SECTION I.
FUNDING

CLYC shall fund Company based on the following schedule. Each scheduled payment will be made on the fifteenth (15TH) day of the month. Should the fifteenth
(15TH) day of the month fall on a weekend or legal holiday, payment will be made the following Monday or the following business day subsequent to the holiday.

         MONTH                                             PAYMENT

         JULY, 2000*                                       $118,508.00
         AUGUST, 2000                                      $  75,883.00
         SEPTEMBER, 2000                                   $  77,700.00
         OCTOBER, 2000                                     $  67,095.00
         NOVEMBER, 2000                                    $  69,510.00
         DECEMBER, 2000                                    $  94,552.00
         JANUARY, 2000                                     $  84,630.00
         FEBRUARY, 2001                                    $  73,762.00
         MARCH, 2001                                       $  76,598.00
         APRIL, 2001                                       $  74,812.00
         MAY, 2001                                         $  74,865.00
         JUNE, 2001                                        $  75,915.00

    * DNAPRINT GENOMICS, INC. HAS BEEN PROVIDED $37,000.00 OF THE JULY, 2000 FUNDING PRIOR TO CLOSING.


Second year funding to Company will be determined prior to July 15, 2001. To determine the amounts and timing of second year funding, the Company must illustrate that it is a viable business concern, and must achieve certain scientific successes. These successes include but are not limited to: the favorable publishing of information in scientific publications in peer reviewed journals or books; significant patents and/or patents pending; a significant alliance or alliances with an organization or organizations that create a positive effect on the securities of the encompassing public entity; and invitations to present the Company's scientific results at industry recognized conferences.

                                   EXHIBIT "D"

SECTION I.
COMPANY AND SHAREHOLDER EARN-OUT

The Company and Shareholders shall be entitled to an earn-out based upon the performance and achievement of the Company. Said earn-out is understood and agreed to be as follows:

Three million eight hundred forty thousand (3,840,000) post-reverse shares of `CLYC' stock will be held in escrow for five (5) years. All or a portion of the above stated shares of `CLYC' escrowed stock will be released to the shareholders quarterly based upon either of the following two (2) formulae. It is understood and agreed that only one (1) formula will be used to determine the amount of the potential earn-out, i.e., the two (2) methods cannot be combined to determine the earn-out.

Company must either achieve gross profits for earn out as follows:

One (1) share of `CLYC' stock for every thirty-three cents (33(cent)) worth of gross profit produced by the Company. This method shall be referred to as the gross profit method.

OR

Company may be appraised from time to time, not more than three (3) times during the earn-out period, by a mutually acceptable independent firm. Valuation of Company by said firm must meet or exceed the dollar levels outlined below in order for cross-referenced earn-out to be effected. Earn-out below is based on said quarterly release of shares and is not cumulative.

COMPANY VALUATION `CLYC' EARN-OUT SHARES

$5,000,000                          384,000 CLYC SHARES
$10,000,000                         768,000 CLYC SHARES
$15,000,000                         1,152,000 CLYC SHARES
$20,000,000                         1,536,000 CLYC SHARES
$25,000,000                         1,920,000 CLYC SHARES
$30,000,000                         2,304,000 CLYC SHARES
$35,000,000                         2,688,000 CLYC SHARES
$40,000,000                         3,072,000 CLYC SHARES
$45,000,000                         3,456,000 CLYC SHARES
$50,000,000                         3,840,000 CLYC SHARES

SECTION II.
EMPLOYEE INCENTIVES

`CLYC' will allocate six hundred forty thousand (640,000) post-reverse shares of `CLYC' stock to Company to attract new employees. Said shares will be equivalent to approximately five percent (5%) of the issued and outstanding shares of CLYC. Said shares will be held in escrow as per the terms and conditions of Article 2 of the Agreement and Plan of Exchange attached hereto.

Any and all employee incentive offers must be approved, in writing, by the Board of Directors of `CLYC' prior to being offered to any potential or new employee.